                                                                    Exhibit 11.1


                        Computation of Earnings per Share


                                                          Three months ended
                                                     ---------------------------
                                                     February 2,      February 1,
                                                        1997             1998
                                                     ----------       ----------
Basic net earnings per share:

   Weighted average common shares
    outstanding during the period                     7,676,610        7,794,013
                                                     ==========       ==========

   Net earnings for the period -unaudited            $1,914,129       $3,386,978
                                                     ==========       ==========

   Basic net earnings per share                      $      .25       $      .43
                                                     ==========       ==========



   Diluted net earnings per share:

   Weighted average common
   shares outstanding during the period               7,676,610        7,794,013

   Common stock equivalents                              76,442          247,114
                                                     ----------       ----------

                                                      7,753,052        8,041,127
                                                     ==========       ==========

   Net earnings for the period - unaudited           $1,914,129       $3,386,978
                                                     ==========       ==========

   Diluted net earnings per share                    $      .25       $      .42
                                                     ==========       ==========